Exhibit 5.1

August 8, 2006
Marshall Edwards, Inc.
140 Wicks Road
North Ryde, NSW, 2113
Australia
     Re: Marshall Edwards, Inc. Registration Statement on Form S-3
Ladies and Gentlemen:
     We have acted as counsel to Marshall Edwards, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing of a registration statement on Form S-3, including the exhibits thereto (the “Registration Statement”), with the U.S. Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”) and the prospectus contained therein (the “Prospectus”) with respect to the proposed sale by the selling shareholders named therein (the “Selling Shareholders”) of up to Nine Million Two Hundred Sixty-Eight Thousand One Hundred Ninety-Five (9,268,195) shares (the “Shares”) of the Company’s common stock, par value $0.00000002 (the “Common Stock”). The Shares consist of an aggregate of Six Million Four Hundred Fifty-Two Thousand Nine Hundred Thirty-Seven (6,452,937) shares (the “Issued Shares”) of Common Stock currently outstanding and beneficially owned by the Selling Shareholders and up to Two Million Eight Hundred Fifteen Thousand Two Hundred Fifty-Eight (2,815,258) shares (the “Warrant Shares”) issuable upon the exercise of outstanding warrants (the “Warrants”) held by the Selling Shareholders. Except as otherwise defined herein, capitalized terms are used as defined in the Registration Statement.
     In connection with this opinion letter, we have reviewed the Registration Statement. In addition, we have examined and relied upon the originals or copies certified or otherwise identified to our satisfaction of: (i) the Company’s Certificate of Incorporation, as amended to date; (ii) the By-laws of the Company, as amended to date; (iii) records of the corporate proceedings of the Company as we deemed necessary or appropriate as a basis for the opinions set forth herein; (iv) the Warrant Agreement dated as of July 11, 2006 by and between the Company and Computershare Trust Company, N.A.; (v) the Warrant; (vi) those matters of law as we have deemed necessary or appropriate as a basis for the opinions set forth herein; and (vii) such other documents and records as we have deemed necessary.
     In our examination of the aforesaid documents, we have assumed, without independent investigation, the genuineness of all signatures, the legal capacity of all individuals who have executed any of the documents, the authenticity of all documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as certified, photostatic, reproduced or conformed copies and the authenticity of all such documents.

     Based upon, the foregoing, we are of the opinion that:
     1. The Issued Shares have been duly authorized and validly issued, fully paid and non-assessable; and
     2. The Warrant Shares have been duly authorized and, when issued, delivered and paid for in accordance with the Warrants, will be validly issued, fully paid and non-assessable.
     We render the foregoing opinion as members of the Bar of the State of New York and express no opinion as to laws other than the laws of the State of New York, the General Corporation Law of the State of Delaware and the federal laws of the United States of America.
     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption “Legal Matters”. In giving this consent, we do not admit that we are acting within the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Morgan, Lewis & Bockius LLP Morgan, Lewis & Bockius LLP